EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

                DATA SYSTEMS & SOFTWARE REPORTS FINANCIAL RESULTS
                      FOR THE SECOND QUARTER OF FISCAL 2003

                 CEO CONFIRMS PLANNED RETIREMENT AT END OF 2003

MAHWAH, NEW JERSEY - AUGUST 18, 2003 -- Data Systems & Software Inc. (NASDAQ:
DSSI) today announced results for the second quarter ended June 30, 2003.

     DSSI reported total sales in the second quarter and first six months of 2003 of $7.3 million and $20.2 million, respectively, compared to $12.8 and $25.6 million in the same periods of 2002, respectively. The decreases were primarily attributable to not consolidating Comverge sales in the second quarter of 2003.

     Sales in Comverge in the first quarter of 2003, second quarter of 2002 and first six months of 2002 were $4.7 million, $4.8 million and $9.4 million, respectively.

     Sales in the computer hardware segment in the second quarter of 2003 were $4.2 million, decreasing by 7% from sales of $4.5 million in the second quarter of 2002. Computer hardware sales in the first six months of 2003 were $9.1 million, increasing by 4%, from sales of $8.8 million in the first six months of 2002. The decrease in sales in the second quarter of 2003 was attributable to the softer and more competitive hardware market. The increase in sales during the first six months of 2003 as compared to the first six months of 2002 was due to increased non-recurring sales in the first quarter of 2003.

     Software consulting and development sales were $3.1 million and $6.3 million in the second quarter and first six months of 2003, respectively, compared to $3.5 million and $7.3 million in the same periods of 2002. This decrease was primarily attributable to the decrease in consulting revenues resulting from the continued general weakness in the global hi-tech markets and in the software consulting and development market in particular.

     Gross profit in the second quarter and the first six months of 2003 was $1.3 million and $4.4 million, respectively, compared to $2.6 million and $5.6 million in the same periods of 2002. The decreases were entirely attributable to not consolidating Comverge's gross profits in the second quarter of 2003. The gross profit margin in the computer hardware segment, increased to 18% in the 2003 periods, from 16% for the second quarter of 2002 and 17% for the first six months of 2002. As a result of our continued effort to improve the cost structure of the software development and consulting segment, gross profit margins increased to 22% for the first six months of 2003, compared to 18% for the first six months of 2002, and 17% in the second quarter of 2003, compared to 15% in the second quarter of 2002.

     The decrease in R&D expenses in each 2003 period as compared to the comparable prior year period was primarily attributable to not consolidating Comverge's R&D in the second quarter of 2003, although R&D in the software consulting and development segment has ceased as well.

     SG&A decreased in the second quarter and first six months of 2003, to $2.1 million and $6.4 million, respectively, from $4.5 million and $8.8 million in the same periods of 2002. The decrease was primarily attributable to not consolidating Comverge's SG&A, which was $2.9 million in the second quarter of 2002. However, Corporate SG&A and SG&A in the software development and consulting segment decreased as well, as the Company continued to reduce overhead.

     Interest expense in the 2003 periods increased compared to the 2002 periods. Prior to the investment recently secured for the energy intelligence solution segment, the Company raised capital through issuing convertible debentures and utilized lines of credit to finance its activities. The Company incurred finance expenses in connection with the capital raised including interest and amortization of non-cash costs associated with the convertible debt and warrants issued. Although the interest associated with the utilization of lines of credit is expected to continue at the current level, amortization of non-cash costs has been completed and will no longer affect the coming quarters. Of the $296,000 and $650,000 of interest expense incurred during the second quarter and the first six months of 2003, $252,000 and $396,000, respectively, was related to the accretion of discounts and the amortization of related costs in connection with convertible debt and warrants.

     The equity loss in 2003 was from the Company's formerly consolidated subsidiary, Comverge, whose results are accounted for on an equity basis starting the second quarter of 2003. The Company's share of Comverge's $2.2 million net loss during the second quarter of 2003 was $1.5 million. Comverge's increased loss in the second quarter of 2003 of $2.2 million compared to $1.1 million in the second quarter of 2002, was primarily attributable to the increase in SG&A expenses. In addition, sales decreased from $4.8 million in the second quarter of 2002 to $4.0 in the second quarter of 2003, reducing gross profit by approximately $300,000.

     George Morgenstern, Chairman and Chief Executive Officer of DSSI, stated, "With the completion of Comverge's venture financing in April 2003, Comverge has sufficient independent financing and we no longer have control over its activities. We remain active on Comverge's Board and most interested in its success and in maximizing its value to the benefit of our stockholders. In light of our reduced involvement at Comverge and the capable independent management in place at our dsIT and Databit subsidiaries, we have begun an evaluation of our corporate activities and structure. This evaluation includes exploration of possible restructuring and/or acquisitions or mergers. We expect to continue this process during the next few months. In addition, I have informed the DSSI Board of my intention to retire from full time employment as its CEO, as scheduled effective December 31, 2003. I intend to remain as a consultant as called for in my agreement, serving DSSI in whatever role the Board may request of me."

     Data Systems & Software Inc., through its Comverge Technologies subsidiary, provides energy intelligence solutions to utilities. In addition, DSSI is a provider of software consulting and development services, and is an authorized direct seller and value added reseller of computer hardware. For more information, contact: George Morgenstern, CEO, (201) 529-2026, ir@dssiinc.com.

This press release includes forward-looking statements, which are subject to risks and uncertainties, including risks associated with (i) successful implementation of the Company's plan for financing its operations over the next 12 months, (ii) conditions in the market for energy intelligence solutions, including the pace and consequences of deregulation and competition, (iii) conditions in the computer hardware and IT solutions markets, (iii) the Company's evaluation of its corporate activities, including (iv) the Company's business generally. There is no assurance that the Company will be successful in identifying and/or concluding agreements with suitable acquisition candidates or merger partners. The evaluation of the Company's corporate activities and structure referred to in this release has only recently commenced and there is no assurance that any improvements in operating results and/or in the trading price for the Company's shares will result from such evaluation. Actual results may vary from those projected or implied by such forward-looking statements. A more complete discussion of risks and uncertainties which may affect the accuracy of these statements and the Company's business generally is included in "Business--Factors Which May Affect Future Results" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.




                               DATA SYSTEMS & SOFTWARE INC. AND SUBSIDIARIES
                                        CONSOLIDATED BALANCE SHEETS
                                               (in thousands)

                                                                                            AS OF         AS OF
                                                                                         DECEMBER 31,    JUNE 30,
                                                                                            2002          2003
                                                                                         -----------   ------------
                                                  ASSETS                                                (unaudited)
Current assets:
   Cash and cash equivalents .......................................................      $  1,150       $  1,868
   Restricted cash .................................................................           241          1,241
   Trade accounts receivable, net ..................................................        12,267          5,943
   Inventory .......................................................................         2,217             67
   Other current assets ............................................................         1,401            837
                                                                                          --------       --------
   Total current assets ............................................................        17,276          9,956

Investment in affiliated company ...................................................             -          3,270
Property and equipment, net ........................................................         1,972            801
Goodwill ...........................................................................         4,929          4,430
Other intangible assets, net .......................................................           404            148
Long-term deposits - restricted ....................................................         5,700            500
Other assets .......................................................................           669            746
Prepaid employee termination benefits ..............................................         2,355          2,319
                                                                                          --------       --------
    Total assets ...................................................................      $ 33,305       $ 22,170
                                                                                          ========       ========

                                     LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Short-term debt and current maturities of long-term debt, net ...................      $  3,755       $  1,825
   Trade accounts payable ..........................................................         5,185          2,214
   Accrued payroll, payroll taxes and social benefits ..............................         2,098          1,444
   Other current liabilities .......................................................         3,411          2,992
                                                                                          --------       --------
   Total current liabilities .......................................................        14,449          8,475
                                                                                          --------       --------

Long-term liabilities:
   Long-term debt ..................................................................         6,278            644
   Other liabilities ...............................................................           477            289
   Liability for employee termination benefits .....................................         3,364          3,285
                                                                                          --------       --------
   Total long-term liabilities .....................................................        10,119          4,218
                                                                                          --------       --------

Minority interests .................................................................         1,609          1,505
                                                                                          --------       --------
Shareholders' equity:
   Common stock - $.01 par value per share:
     Authorized - 20,000,000 shares;
     Issued - 8,162 and 8,714 shares
     as of December 31, 2002 and June 30, 2003, respectively .......................            82             87
   Additional paid-in capital ......................................................        37,687         42,850
   Warrants ........................................................................           364            461
   Deferred compensation ...........................................................            (7)            (4)
   Accumulated deficit .............................................................       (26,787)       (31,209)
     Treasury stock, at cost - 846 and 848 shares
     as of December 31, 2002 and June 30, 2003, respectively .......................        (3,913)        (3,915)
   Stockholder's note ..............................................................          (298)          (298)
                                                                                          --------       --------
   Total shareholders' equity ......................................................         7,128          7,972
                                                                                          --------       --------
   Total liabilities and shareholders' equity ......................................      $ 33,305       $ 22,170
                                                                                          ========       ========


                                   DATA SYSTEMS & SOFTWARE INC. AND SUBSIDIARIES
                                 CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                                        (in thousands, except per share data)


                                                       SIX MONTHS ENDED                     THREE MONTHS ENDED
                                                           JUNE 30,                              JUNE 30,
                                                  ---------------------------           ---------------------------
                                                    2002                   2003           2002               2003
                                                  --------           --------           --------           --------
Sales:

    Products ...............................      $ 17,661           $ 13,121           $  8,960           $  4,145

    Services ...............................         7,930              7,032              3,823              3,140
                                                  --------           --------           --------           --------
                                                    25,591             20,153             12,783              7,285
                                                  --------           --------           --------           --------
Cost of sales:

    Products ...............................        14,051             10,749              7,230              3,449

    Services ...............................         5,970              5,044              2,961              2,545
                                                  --------           --------           --------           --------
                                                    20,021             15,793             10,191              5,994
                                                  --------           --------           --------           --------
       Gross profit ........................         5,570              4,360              2,592              1,291

Research and development expenses ..........         1,010                153                550                  -

Selling, general and administrative expenses         8,752              6,410              4,452              2,108
                                                  --------           --------           --------           --------

       Operating loss ......................        (4,192)            (2,203)            (2,410)              (817)

Interest income.............................           146                 27                 53                  5

Interest expense............................          (293)              (650)              (199)              (296)

Other income (expense), net.................            92               (165)                66               (151)

Minority interests..........................           203                104                207                121

Equity loss in unconsolidated subsidiary....             -             (1,501)                 -             (1,501)
                                                  --------           --------           --------           --------

        Loss before income tax provision ...        (4,044)            (4,388)            (2,283)            (2,639)

Provision for income taxes .................            57                 34                 15                 22
                                                  --------           --------           --------           --------
        Net loss............................      $ (4,101)          $ (4,422)          $ (2,298)          $ (2,661)
                                                  ========           ========           ========           ========


Basic and diluted net loss per share:
        Net loss per share .................      $  (0.56)          $  (0.58)          $  (0.31)          $  (0.34)
                                                  ========           ========           ========           ========

        Weighted average number of shares
        outstanding ........................         7,353              7,570              7,353              7,792
                                                  ========           ========           ========           ========
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